Exhibit 11

                    Arvin Industries, Inc.
       Computation of Earnings Per Share of Common Stock
        (Amounts in millions, except per share amounts)
                           Unaudited

                                                                 Three Months Ended  Six Months Ended
                                                                 ----------------    ----------------
                                                                 June 29, June 30,   June 29, June 30,
                                                                   1997     1996       1997     1996
                                                                  ------   ------     ------   ------
Primary Earnings Per Share
------------------------------
  Net income                                                   $    21.1 $   14.1  $    34.1 $   20.0
                                                                  ======   ======     ======   ======

  Average shares of common stock outstanding                        22.8     22.4       22.8     22.3
  Incremental common shares applicable to common
    stock options based on the common stock daily
    average market price during the period                            .3       .1         .2       .1
                                                                  ------   ------     ------   ------
  Average common shares, as adjusted                                23.1     22.5       23.0     22.4
                                                                  ======   ======     ======   ======

  Earnings per average share of common stock
    (including common stock equivalents):                      $     .91 $    .63  $    1.48 $    .89

Fully Diluted Earnings Per Share: (1)
-----------------------------------
  Net income                                                   $    21.1 $   14.1  $    34.1 $   20.0
  Add back 7.5% convertible debentures' after tax
    interest expense.                                                 .0       .7         .0      1.5
                                                                  ------   ------     ------   ------
  Net income to common stock assuming full dilution            $    21.1 $   14.8  $    34.1 $   21.5
                                                                  ======   ======     ======   ======

  Average shares of common stock outstanding                        22.8     22.4       22.8     22.3
  Incremental common shares applicable to common stock
    options based on the more dilutive ending or average
    market price of the common stock during the period                .4       .1         .2       .1
  Average common shares issuable assuming conversion
    of 7.5% convertible subordinated debentures                       .0      2.2         .0      2.2
                                                                  ------   ------     ------   ------
  Average common shares assuming full dilution                      23.2     24.7       23.0     24.6
                                                                  ======   ======     ======   ======

  Fully diluted earnings per average share assuming
    conversion of all applicable securities:                   $     .91 $    .60  $    1.48 $    .87
                                                                  ======   ======     ======   ======

  See notes to consolidated financial statements.
